EXHIBIT 99.1

Investor Contact: Neil Russell 281-584-1308 neil.russell@sysco.com	Media contact: Shannon Mutschler 281-584-4059 shannon.mutschler@sysco.com	Sysco Corporation 1390 Enclave Parkway Houston, TX 77077 sysco.com

SYSCO ANNOUNCES CHANGES TO THE BOARD OF DIRECTORS

Nelson Peltz and Josh Frank to Step Down from the Board

Trian Expresses Confidence in Leadership, Business Transformation and Continued Operating Momentum

HOUSTON, August 20, 2021 - Sysco Corporation (NYSE: SYY), the leading global foodservice distribution company, today announced that Nelson Peltz, chief executive officer and a founding partner, and Joshua D. Frank, partner and co-head of research, of Trian Fund Management, L.P. (“Trian”), have informed the Company that they are stepping down from the Board. Peltz and Frank indicated that the decision to step down was driven by their confidence in Sysco’s leadership, business transformation and continued operating momentum. Peltz and Frank have served on the Board since August 2015 and have made significant contributions to the Company’s business strategies and transformation.

“Nelson and Josh have been great partners and important contributors and we thank them for their Board service,” said Kevin Hourican, Sysco’s president and chief executive officer. “We have valued their guidance and feedback on our business transformation strategy, and we look forward to the continued dialogue with Trian as an ongoing Sysco shareholder.”

“We believe that Sysco is very well positioned for the future under CEO Kevin Hourican’s leadership,” said Peltz. “We are confident that the plans announced at the May 2021 investor day to accelerate growth through five key strategic pillars – digital, products & solutions, supply chain, customer teams and future horizons – funded by $750 million of cost reduction, are the right ones to expand Sysco’s competitive advantages and fuel sustained growth. As a large shareholder and strong believer in Sysco’s future, Trian looks forward to ongoing engagement with Kevin and his team.”

“Nelson and I would like to thank Kevin, Chairman Ed Shirley and all of our highly qualified colleagues on the Board of Directors over the past six years for their collective efforts on behalf of all Sysco stakeholders,” said Frank. “We believe the company is in a strong position for continued success.”

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 58,000 associates, the company operates 343 distribution facilities worldwide and serves more than 625,000 customer locations. For fiscal 2021 that ended July 3, 2021, the company generated sales of more than $51 billion. Information about our CSR program, including Sysco’s 2020 Corporate Social Responsibility Report, can be found at sysco.com/csr2020report.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods or Twitter at https://twitter.com/Sysco. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at www.investors.sysco.com which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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